                                                                   EXHIBIT 10.19

August 16, 2002
Revised August 23, 2002

Douglas Raymond
14 Fay Memorial Drive
Tynsboro, MA 01879

Dear Doug:

         On behalf of PDF Solutions, Inc. ("PDF" or "the Company"), I am very pleased to extend to you this offer of employment. Your position will be that of Executive Vice President, Client Services reporting to me. This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

     1. Compensation. Commencing on your Start Date, you shall be paid a base salary of $275,000 per annum, paid to you semi-monthly at a rate of $11,458.34 per payroll period. Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law).

     2. Stock Options. Upon commencement of your employment, and subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 250,000 shares (the "Total Option Shares") of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option shall vest over a four year period commencing on your Start Date, according to the following vesting schedule: 1/4 of the Total Option Shares shall be exercisable on the twelve (12) month anniversary of your Start Date and 1/48th of the Total Option Shares shall be exercisable on a monthly basis thereafter. Vesting of the options shall be contingent upon your continued employment with the Company. The options will be incentive stock options (ISO) to the maximum extent permitted by the tax code and will be subject to the terms of the Company's 1997 Stock Plan and execution of an applicable Stock Option Agreement to be entered into between you and the Company.

     3. Sign-on Bonus. Within thirty (30) days of your commencement of employment with the Company you will receive a one time sign-on bonus of $25,000 (subject to applicable withholding taxes as required by law). In the event that you voluntarily terminate your employment with the Company before the one (1) year anniversary of receipt of the bonus, you agree to repay the Company 100% of the applicable sign-on bonus. Upon such termination, should you not take appropriate action to fully repay the sign-on bonus, you hereby authorize the company to withhold amounts equal to such bonus from any cash compensation owed by the company to you, including, but not limited to, base salary, accrued vacation, or earned bonuses.

     4. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company on October, 1 2002.

     5. General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

     6. Relocation Expenses: In connection with your relocation to San Jose, California the Company will cover the following customary and reasonable expenses: Realtor fees and closing costs in connection with the sale of your home in Massachusetts; two (2) house-hunting trips for your spouse; relocation of household goods and two (2) vehicles; and customary buyer's closing costs on a primary residence in the San Jose area. These payments will be grossed up to cover required taxes and withholdings. In the event that you voluntarily terminate your employment with the Company before the one (1) year anniversary of your Start Date, you agree to repay the Company 100% of the relocation expenses provided for you. Upon such termination, should you not take appropriate action to fully repay the relocation expenses, you hereby authorize the Company to withhold amounts equal to such costs from any cash compensation owed by the Company to you, including, but not limited to, base salary, accrued vacation, or earned bonuses.

     7. Temporary Living Expenses. The Company will provide up to twelve (12) months of temporary living expenses during your first twelve (12) months as an employee of PDF. This will include an executive apartment and car rental when you are in San Jose. The Company will pay for return trips to your home in Massachusetts every two weeks until your move is complete, or up to twelve months, whichever occurs first.

     8. Proof of Right to Work. In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. Your failure to meet this condition could result in termination of your employment with the Company.

     9. Bonus. You shall be eligible to participate in Company sponsored incentive bonus plans that may (from time to time and at the sole discretion and option of the Company) be made available to PDF employees on a company wide basis. At the time of this offer, the Company sponsored incentive bonus plan target bonus for your position is 40% of annual salary. The structure of such plans and the amount of any bonus awarded under such plans shall be in alignment with the objectives of the official Company annual business plan for any year in question. Any bonus awarded under such incentive plans during your first year of employment with the Company shall be prorated for your length of service.

     10. Benefits. Effective on your Start Date, the Company will make available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time. A summary of those benefits, including Paid Time Off and Sabbatical is attached. Also, you will be eligible for upgradable tickets when traveling on Company business.

     11. Change of Control. The Company's agreement with you, should there be a change of control within five years of the commencement with the Company, is set forth in the Company's Change of Control Agreement, a copy of which is enclosed for your review. An executed copy of the Change of Control Agreement must be delivered to the PDF Human Resources Department on or before your Start Date.

     12. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review. An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date. The Confidentiality Agreement relates to confidential information received in regards to the Company's business, technology, and intellectual property, as well as information about the Company's customers. The Confidentiality Agreement also addresses the Company's ownership of intellectual property generated during your employment at the Company. You are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company.

     13. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

         We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it Becky Baybrook, Vice President, Human Resources, along with a signed and dated copy of the Confidentiality Agreement and Change of Control Agreement.

THIS OFFER EXPIRES ON AUGUST 26, 2002

                                Very truly yours,

                                PDF SOLUTIONS, INC.

                                By /s/ John Kibarian
                                   -----------------
                                John Kibarian
                                Chief Executive Officer

                          ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, ("At Will"), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the company and me.

THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Douglas M. Raymond
        ----------------------

Print Name: Douglas M. Raymond

Date: 8/27/2002